Exhibit 99.1

Walker & Dunlop Reports Record Earnings

•	Net income of $21.3 million, or $0.66 per diluted share

•	Adjusted EBITDA[1] of $35.4 million, up 79% from Q1’14

•	Loan origination volume of $4.3 billion, up 175% from Q1’14

•	Total revenues of $112.1 million, up 73% from Q1’14

•	Servicing portfolio of $46.1 billion at March 31, 2015

•	Repurchased and retired 3 million shares

Bethesda, MD – May 6, 2015 – Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) reported today first quarter 2015 net income of $21.3 million, or $0.66 per diluted share, a 198% increase from first quarter 2014 net income of $7.1 million, or $0.21 per diluted share. Total revenues were $112.1 million for the first quarter 2015, a 73% increase over first quarter 2014. Revenue growth was driven by record origination volume of $4.3 billion including two large portfolio transactions, and a significant increase in lending with Fannie Mae and Freddie Mac. Adjusted EBITDA for the first quarter 2015 was $35.4 million compared to $19.8 million for the first quarter 2014, a 79% increase.

“We have been acquiring businesses and hiring talented mortgage bankers since the economic crisis to create one of the largest commercial real estate lending platforms in the country in anticipation of the 2015, 2016, and 2017 commercial mortgage refinancing wave. If Walker & Dunlop’s record loan originations of $4.3 billion in the first quarter is any indication, the wave has hit,” commented Walker & Dunlop Chairman and CEO Willy Walker. “Our market leadership position in the multifamily financing space, coupled with the growth in our Capital Markets, Balance Sheet, and CMBS lending operations, made the first quarter a huge success and positions Walker & Dunlop extremely well to take advantage of the strong macro-economic environment surrounding commercial real estate over the next several years.

“Our financial results exceeded expectations as they have over the past three quarters, with strong revenue growth and tight cost control driving fantastic EPS and EBITDA growth. We repurchased 3 million shares of our own stock while watching Fortress Investment Group, a fantastic partner for the past 2.5 years, sell their remaining shares in Walker & Dunlop, removing a significant overhang in our stock. Our expanded capital markets team, growth in our CMBS conduit, strong returns from our balance sheet lending operation, and new investment sales platform add breadth and diversification to our lending platform as the market opportunities continue to increase.”

OPERATING RESULTS

TOTAL REVENUES of $112.1 million for the first quarter 2015 compared to $64.8 million for the first quarter 2014, a 73% increase. The increase was driven by the 175% increase in loan originations, which included a 306% increase in lending with Fannie Mae and Freddie Mac. Within the components of revenue, mortgage banking gains increased 110% to $72.7 million, servicing fees increased 15% to $26.8 million, net warehouse interest income increased 95% to $4.4 million and other revenue increased 106% to $7.4 million. The increase in other revenue was almost entirely driven by the $3.3 million increase in prepayment fee income received during the first quarter 2015, an increase of 221% from the first quarter 2014.

GAINS FROM MORTGAGE BANKING ACTIVITIES for the first quarter 2015 were $72.7 million compared to $34.6 million for the first quarter 2014, a 110% increase. This increase in mortgage banking gains was primarily driven by the substantial increase in origination volumes. LOAN ORIGINATION FEES were $41.4 million for the first quarter 2015 compared to $20.7 million for the first quarter 2014, a 100% increase. GAINS ATTRIBUTABLE TO MORTGAGE SERVICING RIGHTS (“MSRs”) were $31.3 million for the first quarter 2015 compared to $13.9 million for the first quarter 2014, a 125% increase.

TOTAL EXPENSES were $76.7 million for the first quarter 2015 compared to total expenses of $52.9 million for the first quarter 2014, a 45% increase. The increase in total expenses was primarily due to an increase in variable compensation related to the record loan origination volume, as well as an increase in write-offs of MSRs resulting from the aforementioned increase in prepayment activity within the servicing portfolio. Personnel expense for the first quarter 2015 was $40.0 million, an increase of 63% from $24.5 million for the first quarter 2014. Personnel expense as a percentage of total revenues in the first quarter 2015 was 36% compared to 38% in the same quarter last year.

INCOME FROM OPERATIONS was $35.4 million for the first quarter 2015, an increase of 197% over first quarter 2014 income from operations, producing an OPERATING MARGIN of 32% for the first quarter 2015 compared to an operating margin of 18% for the first quarter 2014.

ADJUSTED EBITDA was $35.4 million for the first quarter 2015 compared to $19.8 million in the prior year, a 79% increase. The increase is primarily due to higher origination volumes and associated fees, larger servicing fees, increased net warehouse interest income, and greater prepayment fee income, partially offset by higher personnel expense.

ANNUALIZED RETURN ON EQUITY was 19.6% for the first quarter 2015 compared to 7.3% in the first quarter 2014. Record net income generated during the first quarter 2015 drove ROE to exceed the Company’s targeted range of low to mid-teens.

LOAN ORIGINATION VOLUME

LOAN ORIGINATIONS were $4.3 billion for the first quarter 2015 compared to $1.6 billion for the first quarter 2014, a 175% increase. Loan originations with Fannie Mae and Freddie Mac were $3.4 billion, up 306% from the first quarter 2014. Brokered loan originations totaled $760.3 million, an 83% increase from the first quarter 2014. HUD loan originations totaled $156.9 million, a 39% decrease from the first quarter 2014. Interim loan originations totaled $8.4 million, a 90% decrease from the first quarter 2014. Originations for the Company’s CMBS partnership were $64.1 million for the first quarter 2015 compared to zero for the same quarter last year. Loan originations during the quarter benefitted from two large portfolios financed through Fannie Mae and Freddie Mac, totaling approximately $1.1 billion.

SERVICING PORTFOLIO

The SERVICING PORTFOLIO totaled $46.1 billion at March 31, 2015, an 18% increase from $38.9 billion at March 31, 2014. During the preceding 12 months, $7.2 billion in net loans were added to the servicing portfolio of which 81% were Fannie Mae and Freddie Mac loans. The portfolio maintained an average loan term of 10.1 years and a WEIGHTED AVERAGE SERVICING FEE of 24 basis points. SERVICING FEES were $26.8 million for the first quarter 2015 compared to $23.3 million for the first quarter 2014, a 15% increase, driven by the growth in the portfolio.

CREDIT QUALITY AND RISK-SHARING OBLIGATIONS

The Company’s AT RISK SERVICING PORTFOLIO, which is comprised of loans subject to a defined risk-sharing formula, was $17.5 billion at March 31, 2015 compared to $15.1 billion at March 31, 2014. The Company’s at risk servicing portfolio continues to demonstrate strong credit performance:

60+ DAY DELINQUENCIES were $22.5 million or 13 basis points of the at risk servicing portfolio at March 31, 2015. There were no loans 60+ days delinquent at March 31, 2014.

THE PROVISION FOR RISK-SHARING OBLIGATIONS associated with loans in the at risk servicing portfolio was $0.2 million for the first quarter 2015 compared to a net benefit of $0.3 million for the first quarter 2014. There were no NET WRITE-OFFS for the first quarter 2015 compared to $1.4 million for the first quarter 2014, or one basis point of the March 31, 2014 at risk servicing portfolio. Net write-offs represent the settlement of the Company’s guaranty obligations related to losses provisioned for in prior periods.

The on-balance sheet INTERIM LOAN PORTFOLIO, which is comprised of loans for which we have full risk of loss, was $233.7 million at March 31, 2015 compared to $187.2 million at March 31, 2014. Although all of our interim loans are current and performing, the Company provides a general reserve for potential losses. For the first quarter 2015, the provision for loan losses was a net benefit of $0.1 million compared to the first quarter 2014 expense of $0.2 million.

OTHER HIGHLIGHTS

On March 16, 2015, the Company repurchased and retired 3 million shares of its common stock for $46.8 million. The repurchase did not have a significant impact on first quarter earnings per share or return on equity.

On April 21, 2015, the Company announced the acquisition of a controlling interest in the investment sales platform of Engler Financial Group (Engler). Engler is focused exclusively on providing investment sales services to owners of multifamily properties in the southeastern United States. Walker & Dunlop Investment Sales, as the new entity is known, will expand the platform nationally. Walker & Dunlop does not expect the transaction to have a material impact on its second quarter financial results but expects the transaction to be accretive in 2015.

[1]	Adjusted EBITDA is a non-GAAP financial measure the Company presents to help investors better understand our operating performance. For a reconciliation of adjusted EBITDA to GAAP net income, refer to the sections of this press release below titled “Non-GAAP Financial Measures” and “Adjusted Financial Metrics Reconciliation to GAAP.”

Conference Call Information

The Company will host a conference call to discuss its quarterly results on Wednesday, May 6, 2015 at 8:30 a.m. Eastern time. Analysts and investors interested in participating are invited to call (877) 876-9176 from within the United States or (785) 424-1667 from outside the United States and are asked to reference the Conference ID: WDQ115. A simultaneous webcast of the call will be available on the Investor Relations section of the Walker & Dunlop website at http://www.walkerdunlop.com. Presentation materials, related to the conference call, will be posted to the Investor Relations section of the Company’s website prior to the call.

A telephonic replay of the call will also be available from approximately 11:00 a.m. Eastern time May 6, 2015 through May 20, 2015. Please call (800) 839-2434 from the United States or (402) 220-7211 from outside the United States. An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

About Walker & Dunlop

Walker & Dunlop (NYSE: WD), headquartered in Bethesda, Maryland, is one of the largest commercial real estate finance companies in the United States providing financing and investment sales to owners of multifamily and commercial properties. Walker & Dunlop which is included in the S&P Small Cap 600 Index, has more than 450 professionals with an unyielding commitment to client satisfaction located in 23 cities nationwide.

Non-GAAP Financial Measures

To supplement the financial statements presented in accordance with United States generally accepted accounting principles (GAAP), the Company presents adjusted EBITDA. Adjusted EBITDA is not a recognized measurement under GAAP. When analyzing our operating performance, readers should use adjusted EBITDA in addition to, and not as an alternative for, net income. Adjusted EBITDA represents net income before income taxes, interest expense on our term loan facility, depreciation and amortization, provision for credit losses, net of write-offs, stock based incentive compensation charges, and removes the benefit of non-cash revenues such as gains attributable to MSRs. Because not all companies use identical calculations, our presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not reflect certain cash requirements such as tax and debt service payments. The amounts shown for adjusted EBITDA may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges, that are used to determine compliance with financial covenants.

We use adjusted EBITDA to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, and for benchmarking performance externally against competitors. Since we find adjusted EBITDA to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results. We believe that this non-GAAP measure, when read in conjunction with the Company’s GAAP financials, provides useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•	the ability to better identify trends in the Company’s underlying business and perform related trend analyses; and

•	a better understanding of how management plans and measures the Company’s underlying business.

Adjusted EBITDA is not in accordance with or an alternative for GAAP net income, and may be different from adjusted EBITDA measures used by other companies. We believe that adjusted EBITDA has limitations in that it does not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and that adjusted EBITDA should only be used to evaluate the Company’s results of operations in conjunction with the GAAP net income. The presentation of this additional information is not meant to be considered in isolation or as a substitute for GAAP net income. We compensate for the limitations of this non-GAAP financial measure by relying upon GAAP results to gain a complete picture of our performance.

For more information on adjusted EBITDA, refer to the section of this press release below titled “Adjusted Financial Metrics Reconciliation to GAAP.”

Forward-Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Factors that could cause our results to differ materially include, but are not limited to: (1) general economic conditions and multifamily and commercial real estate market conditions, (2) regulatory and or legislative changes to Freddie Mac, Fannie Mae or HUD, (3) our ability to retain and attract loan originators and other professionals, and (4) changes in federal government fiscal and monetary policies, including any constraints or cuts in federal funds allocated to HUD for loan originations.

For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and in our subsequent SEC filings. Such filings are available publicly on our Investor Relations web page at www.walkerdunlop.com.

Contacts:

Investors:	Media:
Claire Harvey	Susan Weber
Vice President, Investor Relations	Senior Vice President, Marketing
Phone: 301/634-2143	Phone: 301/215-5515
charvey@walkerdunlop.com	sweber@walkerdunlop.com

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

March 31, 2015 and December 31, 2014

(In thousands, except per share data)

	March 31,	December 31,
	2015	2014
	(unaudited)
Assets
Cash and cash equivalents	$65,516	$113,354
Restricted cash	21,794	13,854
Pledged securities, at fair value	68,103	67,719
Loans held for sale, at fair value	1,293,186	1,072,116
Loans held for investment, net	231,740	223,059
Servicing fees and other receivables, net	28,724	23,234
Derivative assets	38,495	14,535
Mortgage servicing rights	375,159	375,907
Goodwill and other intangible assets	76,205	76,586
Other assets	28,581	33,663

Total assets	$2,227,503	$2,014,027

Liabilities and stockholders’ equity

Liabilities
Accounts payable and other liabilities	$133,742	$145,141
Performance deposits from borrowers	20,431	13,668
Derivative liabilities	14,821	4,877
Guaranty obligation, net of accumulated amortization	25,333	24,975
Allowance for risk-sharing obligations	4,054	3,904
Warehouse notes payable	1,444,085	1,216,245
Note payable	171,393	171,766

Total liabilities	$1,813,859	$1,580,576

Stockholders’ Equity
Preferred shares, Authorized 50,000, none issued.	$—	$—
Common stock, $0.01 par value. Authorized 200,000; issued and outstanding 28,926 shares at March 31, 2015 and 31,822 shares at December 31, 2014	289	318
Additional paid-in capital	202,140	224,164
Retained earnings	211,215	208,969

Total stockholders’ equity	$413,644	$433,451

Commitments and contingencies	—	—

Total liabilities and stockholders’ equity	$2,227,503	$2,014,027

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(In thousands, except per share data)

Unaudited

	For the three months ended March 31,
	2015	2014
Revenues
Gains from mortgage banking activities	$72,720	$34,586
Servicing fees	26,841	23,343
Net warehouse interest income	4,354	2,236
Escrow earnings and other interest income	787	1,075
Other	7,419	3,593

Total revenues	$112,121	$64,833

Expenses
Personnel	$40,045	$24,535
Amortization and depreciation	24,674	18,459
Provision (benefit) for credit losses	84	(171)
Interest expense on corporate debt	2,477	2,573
Other operating expenses	9,435	7,527

Total expenses	$76,715	$52,923

Income from operations	$35,406	$11,910
Income tax expense	14,093	4,766

Net income	$21,313	$7,144

Basic earnings per share	$0.68	$0.21

Diluted earnings per share	$0.66	$0.21

Basic weighted average shares outstanding	31,515	33,548

Diluted weighted average shares outstanding	32,464	33,859

SUPPLEMENTAL OPERATING DATA

Unaudited

	For the three months ended March 31,
(dollars in thousands )	2015	2014
Origination Data:
Fannie Mae	$1,362,664	$459,281
Freddie Mac	1,996,002	368,437
Ginnie Mae - HUD	156,949	257,783
Brokered (1)	760,263	415,825
Interim Loans	8,420	81,250
CMBS (2)	64,100	—

Total Originations	$4,348,398	$1,582,576

Key Performance Metrics:
Operating margin	32%	18%
Return on equity	20%	7%
Net income	$21,313	$7,144
Adjusted EBITDA (3)	$35,408	$19,793
Diluted EPS	$0.66	$0.21

Key Expense Metrics (as a percentage of total revenues):
Personnel expenses	36%	38%
Other operating expenses	8%	12%

Key Origination Metrics (as a percentage of origination volume):
Origination related fees	0.95%	1.31%
Fair value of MSRs created, net	0.72%	0.88%
Fair value of MSRs created, net as a percentage of GSE and HUD origination volume (4)	0.89%	1.28%

	As of March 31,
	2015	2014
Servicing Portfolio by Product:
Fannie Mae	$20,801,580	$19,046,644
Freddie Mac	14,545,426	10,472,763
Ginnie Mae - HUD	5,775,968	5,099,601
Brokered (1)	4,498,161	4,102,707
Interim Loans	233,738	187,150
CMBS (5)	211,787	—

Total Servicing Portfolio	$46,066,660	$38,908,865

Key Servicing Metric (end of period):
Weighted-average servicing fee rate	0.24%	0.24%

(1)	Brokered transactions for commercial mortgage backed securities, life companies, and commercial banks.
(2)	Brokered transactions for our CMBS partnership. For the three months ended March 31, 2015, the CMBS partnership’s loan originations totaled $95.9 million.
(3)	This is a non-GAAP financial measure. For more information on adjusted EBITDA, refer to the section above titled “Non-GAAP Financial Measures.”
(4)	The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of GSE and HUD volume. No MSRs are recorded for “brokered” transactions or interim loan program originations.
(5)	All loans originated by the CMBS partnership, whether brokered by us or not, are serviced by us.

ADJUSTED FINANCIAL METRIC RECONCILIATION TO GAAP

Unaudited

	For the three months ended March 31,
(in thousands)	2015	2014

Reconciliation of GAAP Net Income to Adjusted EBITDA
GAAP net income	$21,313	$7,144
Recurring Adjustments:
Income tax expense	14,093	4,766
Interest expense	2,477	2,573
Amortization and depreciation	24,674	18,459
Provision (benefit) for credit losses	84	(171)
Net write-offs	—	(1,361)
Stock compensation expense	4,084	2,271
Gains attributable to mortgage servicing rights (1)	(31,317)	(13,888)

Adjusted EBITDA	$35,408	$19,793

(1):	Represents the fair value of the expected net cash flows from servicing recognized at commitment, net of the expected guaranty obligation.

Key Credit Metrics

Unaudited

	As of and for the three months ended March 31,
(dollars in thousands)	2015	2014
Key Credit Metrics
Risk-sharing servicing portfolio:
Fannie Mae Full Risk	$15,076,417	$13,179,100
Fannie Mae Modified Risk	4,871,997	4,291,304
Freddie Mac Modified Risk	53,629	68,553
GNMA-HUD Full Risk	4,693	4,830

Total risk-sharing servicing portfolio	$20,006,736	$17,543,787

Non risk-sharing servicing portfolio:
Fannie Mae No Risk	$853,166	$1,576,240
Freddie Mac No Risk	14,491,797	10,404,210
GNMA-HUD No Risk	5,771,275	5,094,771
Brokered	4,498,161	4,102,707
CMBS	211,787	—

Total non risk-sharing servicing portfolio	$25,826,186	$21,177,928

Total loans serviced for others	$45,832,922	$38,721,715

Interim loans (full risk) servicing portfolio	$233,738	$187,150

Total servicing portfolio unpaid principal balance	$46,066,660	$38,908,865

At risk servicing portfolio (1)	$17,486,146	$15,079,283
Maximum exposure to at risk portfolio (2)	4,121,863	3,673,700
60+ Day delinquencies, within at risk portfolio	22,531	—
At risk loan balances associated with allowance for risk-sharing obligations	$25,609	$36,036

Allowance for risk-sharing obligations:
Beginning balance	$3,904	$7,363
Provision for risk-sharing obligations	150	(340)
Net write-offs	—	(1,361)

Ending balance	$4,054	$5,662

60+ Day delinquencies as a percentage of the at risk portfolio	0.13%	0.00%
Allowance for risk-sharing as a percentage of the at risk portfolio	0.02%	0.04%
Net write-offs as a percentage of the at risk portfolio	0.00%	0.01%
Allowance for risk-sharing as a percentage of the specifically identified at risk balances	15.83%	15.71%
Allowance for risk-sharing as a percentage of maximum exposure	0.10%	0.15%
Allowance for risk-sharing and guaranty obligation as a percentage of maximum exposure	0.71%	0.78%

(1)	At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as an immaterial balance of Freddie Mac and GNMA-HUD loans on which we share in the risk of loss. Use of the at-risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% DUS risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk-sharing. Accordingly, if the $15 million loan with 50% DUS risk-sharing was to default, the Company would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, all but three of the Company’s risk-sharing obligations that we have settled have been from full risk-sharing loans.

(2)	Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.